Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                      ALL AMERICAN SEMICONDUCTOR ANNOUNCES
                      ------------------------------------
                              THIRD QUARTER RESULTS
                              ---------------------

                     Sales Increase 25% and Operating Income
                     ---------------------------------------
                    Increases 67% Over Third Quarter of 2003
                    ----------------------------------------

Miami, FL - November 12, 2004 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the third quarter and first nine months of 2004.

Net sales for the quarter ended September 30, 2004 were $103.8 million, up 25% from net sales of $82.8 million for the same period of 2003. Income from operations was $1.7 million for the third quarter of 2004, up 67% from $1.0 million for the third quarter of last year.

Net income for the quarter ended September 30, 2004 was $1.1 million or $.26 per share (diluted), compared to net income of $177,000 or $.04 per share (diluted) for the third quarter of 2003. Net income for the third quarter of 2004 includes other income of $1.1 million on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) as a result of our prevailing in a contract litigation.

For the first nine months of 2004, net sales were $308.9 million, up 38% from net sales of $224.6 million for the first nine months of 2003. Income from operations was $6.8 million for the first nine months of 2004, compared to $2.5 million for the same period of 2003.

Net income was $3.0 million or $.73 per share (diluted) for the nine months ended September 30, 2004, compared to $301,000 or $.08 per share (diluted) for the same period of 2003. Net income for the first nine months of 2004 includes other income of $1.1 million on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) as a result of our prevailing in a contract litigation.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "While our third quarter sales were slightly down sequentially as compared to our second quarter of 2004, we are pleased that our sales for the third quarter were 25% ahead of last year and that our operating income improved by 67% compared to the same quarter of the prior year. Our industry is currently experiencing a decelerating growth rate which we expect may continue. Even with the current market conditions, we are confident that All American is well positioned and that our strategies will result in improved performance in the future."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our bookings, sales, markets, improved operating efficiencies, future operating results or growth or otherwise makes statements about decelerating growth rates in the industry, the current market conditions, or the Company's positioning within its industry, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: weakening market conditions; a tightening by customers of their inventory levels; a continued slowdown in sales; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations; an increase in interest rates, including as a result of interest rate hikes by the Federal Reserve Board; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs and/or increases in the costs of goods; an increasing number of low-margin, large volume transactions; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)

                                                 Quarters                     Nine Months
Periods Ended September 30                  2004           2003           2004           2003
---------------------------------------------------------------------------------------------
Net Sales                           $    103,757   $     82,805   $    308,908   $    224,606
                                    ============   ============   ============   ============

Income from Operations              $      1,672   $      1,004   $      6,834   $      2,466
                                    ============   ============   ============   ============

Net Income (1)                      $      1,088   $        177   $      3,004   $        301
                                    ============   ============   ============   ============

Earnings Per Share (1):
  Basic                                    $ .28          $ .05          $ .79          $ .08
                                           =====          =====          =====          =====
  Diluted                                  $ .26          $ .04          $ .73          $ .08
                                           =====          =====          =====          =====

Average Shares:
  Basic                                3,877,819      3,785,175      3,818,697      3,804,462
                                    ============   ============   ============   ============

  Diluted                              4,201,717      3,939,446      4,127,946      3,860,611
                                    ============   ============   ============   ============

(1) Includes $1,081,000 on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) of other income for the quarter and nine months ended September 30, 2004 associated with our prevailing in a contract litigation.

                                      # # #
CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417